Exhibit 10.1

FORBEARANCE AND SETTLEMENT AGREEMENT

THIS FORBEARANCE AND SETTLEMENT AGREEMENT (this “Agreement”) is made this 13th day of September, 2011 (the “Execution Date”), by and between BMR-7 GRAPHICS DRIVE LLC (together with its predecessors, successors, assigns, parent companies, subsidiaries, affiliates, members, employees and representatives, “Landlord”) and REDPOINT BIO CORPORATION, formerly known as Linguagen Corporation (together with its successors, assigns, affiliates, shareholders, directors, officers, employees and representatives, “Tenant”). Landlord and Tenant are sometimes referred to herein as a “Party” or, together, as the “Parties.”

RECITALS

A.                                   WHEREAS, Tenant and Landlord are parties to that certain Lease dated as of November 28, 2005, as amended by that certain First Amendment to Lease dated as of October 25, 2006 (the “Amendment”), and that certain Acknowledgement of Term Commencement Date and Term Expiration Date dated as of May 7, 2007 (collectively, the “Lease”);

B.                                     WHEREAS, pursuant to the Lease, Tenant leased from Landlord approximately 18,577 square feet of commercial space (the “Premises”) located at 7 Graphics Drive, Ewing, New Jersey;

C.                                     WHEREAS, the Lease expires on May 31, 2017 (the “Term Expiration Date”);

D.                                    WHEREAS, Tenant vacated the Premises on or about June 1, 2011, six (6) years before the Term Expiration Date;

E.                                      WHEREAS, the Lease requires, among other things, that Tenant make payments to Landlord on the first day of each month for Fixed Rent and Operating Expenses;

F.                                      WHEREAS, Tenant paid Two Hundred Fifty Thousand Dollars ($250,000) as a security deposit (the “Security Deposit”) upon execution of the Amendment;

G.                                     WHEREAS, Tenant was and is in default of its payment obligations to Landlord under the Lease;

H.                                    WHEREAS, as a result of the default and the Tenant’s vacating of the Premises before the Term Expiration Date, Landlord filed a complaint in the Superior Court of New Jersey, Mercer County, Special Civil Part, Landlord Tenant Court, under Docket No. LT- 004307-11 (the “Litigation”) on or about June 29, 2011;

I.                                         WHEREAS, Tenant is in arrears on its payment of Fixed Rent and Operating Expenses to Landlord under the Lease f

J.                                        WHEREAS, Tenant has represented to Landlord that it is currently unable to pay the rent arrears or fulfill its obligations under the Lease;

K.                                    WHEREAS, Tenant is currently working to secure additional financing or investment, or otherwise monetize its remaining assets, to reduce its expenses and decrease its liabilities, and is soliciting a potential purchase of Tenant’s business; and

L.                                      WHEREAS, Landlord and Tenant have agreed to settle the Litigation as set forth herein.

AGREEMENT

NOW, THEREFORE, the Parties, for good and sufficient consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

1.                                       Definitions; Conflicts. Any capitalized terms not defined in this Agreement shall have the meaning given them in the Lease. If there is any conflict between the Lease and this Agreement, this Agreement shall govern.

2.                                       Payments by Tenant.

2.1.                              Landlord agrees to accept, in satisfaction of Tenant’s obligations under the Lease, the payment of Four Hundred Twenty-Five Thousand Dollars ($425,000) on or before the end of the Forbearance Period, which Tenant may pay from any income or revenue accruing to tenant after the Execution Date or payable to any owner of Tenant relating to a dividend or sale of Tenant, which payments shall include, without limitation, the following:

2.1.1.                     Tenant shall pay to Landlord within two (2) business days after the Execution Date Twenty-Five Thousand Dollars ($25,000) by wire transfer to an account identified by Landlord.

2.1.2.                     On or before February 15, 2012, Tenant shall pay Landlord an additional Four Hundred Thousand Dollars ($400,000) (the “Balance”).

2.1.3.                     If Tenant is entitled to any proceeds of (a) any debt or equity financing obtained, then Tenant shall pay such proceeds to Landlord on the date of the closing of any such financing, (b) any milestone payments in connection with the licensing and commercialization agreement (the “Licensing Agreement”) between Tenant and International Flavors & Fragrances related to Tenant’s RP44 or (c) any sale of Tenant or Tenant’s assets, including (without limitation) any of Tenant’s personal or intellectual property, then Tenant shall pay such amounts to Landlord within two (2) business days after the earlier to occur of (i) the date on which Tenant receives such amounts; and (ii) the date on which Tenant is entitled to such amounts. Any payments made by Tenant to Landlord pursuant to this Section shall reduce the Balance by the amount of such payments. The Licensing Agreement is described on Schedule A attached hereto.

2.2.                              Subject to Section 4, if Tenant does not make the payment described in Section2.1, then Tenant shall be obligated to make all payments as required under the Lease, including the amount of any rent, additional rent, legal fees, interest and late fees due and owing under the Lease through the Term Expiration Date, and Landlord shall be entitled to pursue all of its rights and remedies under the Lease.

2.3.                              In addition to the aforementioned payments in Section 2.1, Landlord shall be entitled to retain the remainder of the Security Deposit.

3.                                       Decommissioning. Tenant shall provide to Landlord by September 15, 2011, a report certified to Landlord by Industrial Risk Control, (a) detailing the methods used to decommission the Premises, including the treatment of all surfaces, equipment and associated ductwork and piping, (b) stating that the same was performed in accordance with all applicable local, state and federal laws and (c) the release of any applicable licenses or permits related to the Premises.

4.                                       Forbearance By Landlord Pending Payment By Tenant.

4.1.                              In consideration for, and subject to, compliance by Tenant with the terms, conditions and provisions of this Agreement, including (without limitation) the payment provisions provided for in Section 2, Landlord hereby agrees to forbear temporarily from enforcing its rights to collect all (a) payments currently due under the Lease and (b) future payments due for the remainder of the Term during the period commencing on the Execution Date and continuing through February 15, 2012 (the “Forbearance Period”). The amounts described in Subsections 4(a) and (b) are referred to herein as the “Lease Obligations.” Tenant hereby acknowledges, agrees and confirms that it shall continue to be directly liable for repayment in full of all payments due under the Lease unless and until Tenant has made the payments to Landlord required by Section 2.

4.2.                              In furtherance of this Agreement, Landlord shall have its attorney(s) execute and file with the Court a stipulation dismissing the Litigation with prejudice within seven (7) days after the satisfaction in full by Tenant of all of its obligations hereunder.

5.                                       Events of Default.

5.1.                              The following shall constitute an “Event of Default” under this Agreement:

5.1.1.                     Tenant’s failure to timely pay any amount required or to comply with any other term, covenant, agreement, obligation or condition set forth in this Agreement; or

5.1.2.                     Failure of any representation or warranty made by Tenant in this Agreement to be true and correct, either as of the Execution Date or until satisfaction of all of Tenant’s obligations hereunder.

5.2.                              Upon the occurrence of an Event of Default, Landlord’s agreement to forbear from exercising its rights to collect the Lease Obligations shall automatically terminate, without notice to Tenant, and the Lease Obligations, together with all damages due to Landlord based on Tenant’s underlying breach of the Lease (including (without limitation) all late fees, interest and attorneys’ fees), shall be automatically reinstated and immediately due and payable to Landlord as additional rent.

5.3.                              This Agreement is written without prejudice as to the rights of Landlord to pursue any and all remedies available to Landlord under the Lease, at law and in equity upon the occurrence of an Event of Default. Accordingly, this Agreement shall not constitute a waiver or modification of any of Landlord’s rights or remedies; any existing defaults by Tenant under the

Lease; or any of the terms, conditions, warranties, representations or covenants contained in the Lease.

6.                                       Conditional Release by Landlord. Upon satisfaction by Tenant of all obligations imposed by this Agreement, Landlord shall release and forever discharge Tenant and all of its predecessors, successors, assigns, direct and indirect parent companies, subsidiaries, affiliates, officers, directors, employees, servants, agents, shareholders, heirs and insurers from any and all claims, rights, demands, obligations, debts, liabilities and causes of action at law or in equity, known or unknown, suspected or unsuspected, which Landlord has ever had or now has against Tenant that in any way relate to or arise out of the Lease or the facts, circumstances or events that formed the basis of the Litigation. Notwithstanding the above, Landlord does not and shall not release Tenant with respect to any claims threatened or brought by any third-party, including (without limitation) any claims brought by any third party for property damage or bodily injury suffered as a result of any direct or indirect actions or omissions of the Tenant, or related to hazardous materials for which Tenant would otherwise be liable pursuant to the Lease (“Excepted Claims”). Tenant agrees to save, defend, indemnify and hold Landlord and the Landlord Parties harmless from and against any Excepted Claims.

7.                                       Unconditional Release by Tenant. In consideration of the dismissal of the Litigation, Landlord’s temporary forbearance and the other terms and conditions of this Agreement, Tenant hereby releases and forever discharges Landlord and all of predecessors, successors, assigns, direct and indirect parent companies, subsidiaries, affiliates, officers, directors, employees, servants, agents, shareholders, heirs and insurers from any and all claims, rights, demands, obligations, debts, liabilities and causes of action at law or in equity, known or unknown, suspected or unsuspected, which Tenant has ever had or now has against Landlord through the Execution Date that in any way relate to or arise out of the Lease or the facts, circumstances or events that formed the basis of the Litigation.

8.                                       Right of First Offer to Lease. As a further inducement for Landlord to enter into this Agreement, Tenant hereby agrees that it shall notify Landlord in writing (an “ROFN Notice”) if, within one (1) year following the Execution Date, Tenant desires to lease real property in any of the following locations: San Diego, California; the greater San Francisco Bay area, California; Maryland; North Carolina; New Jersey; Boston or Cambridge, Massachusetts; Westchester County, New York; Pennsylvania; or the greater Seattle, Washington, area (the “Desired Areas”) and offer Landlord a right of first negotiation (“ROFN”) to lease premises to Tenant in the applicable Desired Area. Landlord shall have until the date that is ten (10) days after the date of Landlord’s receipt of an ROFN Notice to notify Tenant whether Landlord wishes to enter into negotiations with Tenant to lease premises to Tenant in such Desired Area (“Landlord’s  Response”). If Landlord is interested in leasing premises to Tenant, then Landlord’s Response shall be accompanied by Landlord’s proposed terms. Landlord shall then have the exclusive right to negotiate with Tenant for no less than ninety (90) days, commencing from the date of Tenant’s receipt of Landlord’s Response. If the Parties are unable to consummate a lease agreement within such ninety (90) day period despite the Parties’ good faith efforts, and the Parties do not agree to extend the ninety (90) day period, then Tenant may enter into discussions with a third party for a lease agreement. Tenant’s failure to advise Landlord of its intent to lease real property in a Desired Area or to provide Landlord with a timely ROFN Notice shall be deemed an Event of Default. This Section shall terminate upon the earlier of (a) a change of control of Tenant and (b) the one (1) year anniversary of the Execution Date.

9.                                       Severability Exceptions. Notwithstanding anything in this Agreement to the contrary, in the event that any court of competent jurisdiction enters a final order, judgment or other finding that any payment under this Agreement constitutes a voidable or preferential payment or an improper or disproportionate payment; or is otherwise in violation of law or subject to a claim of preference (a “Finding”), then Landlord may, in its sole and absolute discretion, in addition to any other remedy provided by law, declare this Agreement to be null and void and its claims in the Litigation revived as if this Agreement had not been entered into; provided that all statutes of limitations with respect to the claims that are the subject of this Agreement shall be tolled from the Execution Date until the date of the Finding.

10.                                 Effect of this Agreement on Lease. Except as specifically modified herein, all other terms and conditions of the Lease are ratified and affirmed by Tenant and shall remain in full force and effect, except that Tenant shall have no rights of possession to the Premises and Landlord shall have the right to re-let the Premises as of the Execution Date.

11.                                 Estoppel. Tenant hereby, represents, warrants, covenants and agrees that (a) the Lease is valid and in full force and effect, (b) Landlord is not in default under the Lease, (c) Tenant has no defense, setoff right or counterclaim against Landlord arising out of the Lease or in any way relating to the Litigation and (d) Tenant has no claims, defense, rights of setoff or other rights to damages against Landlord arising out of any other transaction between Tenant and Landlord.

12.                                 Notices. Any notices given hereunder shall be sent by a nationally recognized overnight courier to the following applicable addresses:

If to Landlord:	with a copy to (which shall not constitute notice):

BMR-7 Graphics Drive LLC	Reed Smith LLP
17190 Bernardo Center Drive	Princeton Forrestal Village
San Diego, CA 92128	136 Main Street, Suite 250
Attention: Vice President, Real Estate Counsel	Princeton, New Jersey 08540
Attn: Daniel Mateo, Esq.

If to Tenant:	with a copy to (which shall not constitute notice):

Redpoint Bio Corporation	DLA Piper LLP (US)
5501 Old York Road	300 Campus Drive, Suite 100
Philadelphia, PA 19141	Florham Park, NJ 07932
Attn: Scott Horvitz	Attn: Andrew P. Gilbert, Esq.

13.                                 Entire Agreement and Successors in Interest. This Agreement contains the entire agreement between the Parties and shall be binding upon and inure to the benefit of the successors and permitted assigns of each. Tenant may not assign or transfer this Agreement without the prior written consent of Landlord, which Landlord may withhold in its sole discretion. Any attempted assignment or transfer of this Agreement by Tenant without Landlord’s prior written consent shall be null and void, and shall constitute an Event of Default. This Agreement shall remain in full force and effect and shall be binding against the Parties notwithstanding any change of ownership of the Parties. Except as explicitly set forth in this Agreement, Landlord has made no representations, warranties or promises to Tenant. This Agreement shall prevail over prior communications between the Parties or their representatives regarding the matters contained herein.

14.                                 Neutral Interpretation. In any proceeding to construe the terms of the Agreement, this Agreement shall be considered the product of negotiation by and among the Parties. No clause or provision shall be interpreted more strongly in favor of or against one Party or the other based upon the source of the draftsmanship, but shall be interpreted in a neutral manner.

15.                                 Advice of Counsel. The Parties acknowledge that they (a) have read this Agreement and have had an opportunity to obtain advice of counsel regarding it, (b) understand the terms of this Agreement and (c) sign and enter into this Agreement freely and voluntarily.

16.                                 Attorneys’ Fees. Except as expressly provided for in this Agreement, each Party shall bear its own attorneys’ fees and costs incurred in connection the negotiation and execution of this Agreement. If any action is required to enforce the terms of this Agreement (including execution and collection efforts), however, Landlord may, upon application to the Court, be awarded its corresponding reasonable attorneys’ fees and costs associated with such efforts.

17.                                 Governing Law; Venue; Jurisdiction. This Agreement shall be construed and interpreted in accordance with the laws of the State of New Jersey, and the Parties consent to venue as well as personal and subject matter jurisdiction in the courts of the State of New Jersey.

18.                                 Amendments. No amendments or variations to the terms of this Agreement shall be valid unless made in writing and signed by the Parties.

19.                                 Severability. If any part of this Agreement shall be adjudged invalid by a court of competent jurisdiction, the remainder of the Agreement shall not be affected thereby and shall remain in full force and effect.

20.                                 Execution. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, but both of which together shall constitute one and the same instrument. Any signatory hereto may indicate acceptance of this Agreement with a facsimile signature, provided that an original signature is provided to the other Party within two (2) business days thereafter. EACH PARTY DECLARES THAT (A) THE PERSON EXECUTING THIS AGREEMENT ON ITS BEHALF IS DULY AUTHORIZED TO EXECUTE THIS AGREEMENT ON ITS BEHALF AND (B) THE TERMS OF THIS AGREEMENT ARE (I) UNDERSTOOD BY SUCH PARTY AND (II) VOLUNTARILY ACCEPTED FOR THE PURPOSE OF MAKING A FULL AND FINAL COMPROMISE AND SETTLEMENT IN ACCORDANCE WITH THE TERMS HEREOF.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

BMR-7 GRAPHICS DRIVE LLC

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Its:	VP, Real Estate Counsel

REDPOINT BIO CORPORATION

By:	/s/ Scott Horvitz
Name:	Scott Horvitz
Its:	Chief Financial Officer

SCHEDULE A

In June 2010, Tenant entered into a License and Commercialization Agreement with IFF for the development, manufacture, use and commercialization of RP44. IFF has exclusive rights for five (5) years to develop, manufacture and commercialize RP44 in virtually all food and beverage product categories. In return, Tenant received an upfront payment of Five Hundred Thousand Dollars ($500,000) and became eligible to receive two (2) milestone payments of Five Hundred Thousand Dollars ($500,000) each based upon certain criteria regarding regulatory approval and supply. In October 2010, IFF received notification by the Flavor and Extract Manufacturers Association that RP44 had been determined to be Generally Recognized As Safe, triggering a Five Hundred Thousand Dollar ($500,000) regulatory approval milestone payment. Tenant has not yet achieved the supply milestone. In addition, Tenant is eligible to receive royalties based on the amount of RP44 purchased by IFF for use in products. IFF will continue to be responsible for the regulatory process and for costs associated with prosecuting and maintaining Tenant’s intellectual property covering the sweetness enhancer.